                                                                    EXHIBIT 11.1

                              SEGUE SOFTWARE, INC.
            COMPUTATION OF NET INCOME (LOSS) PER COMMON AND COMMON
                               EQUIVALENT SHARE


                                                   Year ended December 31,
                                                   -----------------------
                                                1996        1995        1994
                                                ----        ----        ----

PRIMARY

Weighted average common stock outstanding      7,111,000   1,552,000   4,002,000
Weighted average cheap stock outstanding (1)      31,000     243,000     243,000
                                              ----------  ----------  ----------
Weighted average common and common
 equivalent shares outstanding                 7,142,000   1,795,000   4,245,000
                                              ==========  ==========  ==========

Net income (loss)                             $  641,000  $ (303,000) $    9,000
                                              ==========  ==========  ==========

Net income (loss) per common and common
 equivalent share                             $     0.09  $    (0.17) $        -
                                              ==========  ==========  ==========

FULLY DILUTED

Weighted average common stock outstanding      7,138,000   1,552,000   4,002,000
Weighted average cheap stock outstanding (1)      31,000     243,000     243,000
                                              ----------  ----------  ----------
Weighted average common and common
 equivalent shares outstanding                 7,169,000   1,795,000   4,245,000
                                              ==========  ==========  ==========

Net income (loss)                             $  641,000  $ (303,000) $    9,000
                                              ==========  ==========  ==========

Net income (loss) per common and common
 equivalent share                             $     0.09  $    (0.17) $        -
                                              ==========  ==========  ==========

(1) In accordance with the Securities and Exchange Commission's Staff Accounting Bulletin No. 83, issuances of common stock and common stock equivalents within one year prior to the initial filing date of the Registration Statement, at share prices less than the assumed initial offering price, are considered to have been made in anticipation of the public offering which was completed April 2, 1996. Accordingly, these equity issuances are treated as if issued and outstanding, using the treasury stock method, for all periods presented.